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                                                                    Exhibit 99.2


Contact:          John Calagna
                  212-578-6252
                  jcalagna@metlife.com


            METLIFE RESPONDS TO U.S. DEPARTMENT OF JUSTICE STATEMENT

NEW YORK, June 25, 2002 - MetLife, Inc. (NYSE: MET) issued the following statement in response to the U.S. Department of Justice's announcement with respect to the settlement of a qui tam action against General American Life Insurance Company, a MetLife subsidiary:

General American and the U.S. government agreed to a civil settlement relating to General American's past Medicare contract business, which ended in 1998, two years before MetLife acquired the company. General American acted as a Medicare carrier for the State of Missouri from 1965 through 1998. The allegations involve General American employees who are no longer employed by the company. General American has been cooperating fully with the government's investigation of the former Medicare business. The company previously established adequate reserves to cover the costs associated with the settlement and does not anticipate any further charges related to this settlement.

MetLife, Inc., through its subsidiaries and affiliates, is a leading provider of insurance and other financial services to individual and institutional customers. The MetLife companies serve approximately 10 million individual households in the U.S. and companies and institutions with 33 million employees and members. It also has international insurance operations in 13 countries.

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